Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-1 of Customers Bancorp, Inc. of our report dated March 12, 2010, relating to the audits of the consolidated financial statements of Berkshire Bancorp, Inc. as of and for the years ended December 31, 2009 and 2008. Further, we consent to the use of our report dated March 13, 2009, relating to the audits of the consolidated financial statements of Berkshire Bancorp, Inc. as of and for the years ended December 31, 2008 and 2007.

We also consent to the reference to our firm under the caption "Accountants" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
January 13, 2011